UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 1, 2008
PHYSICIANS FORMULA HOLDINGS, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-33142 (Commission File Number)	23-0340099 (IRS Employer Identification No.)
1055 West 8th Street Azusa, California 91702 (Address of principal executive offices, including Zip Code)
(626) 334-3395 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2008, Craig Frances, M.D. resigned as a director from the board of directors of Physicians Formula Holdings, Inc. (the “Company”). Dr. Frances' resignation is not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

On January 2, 2008, the board of directors of the Company appointed Jeff Rogers as a director of the Company to fill the vacancy created by Dr. Frances' resignation. Further, Jeff Berry was appointed Chair of the the Compensation Committee of the Company’s board of directors and Sonya Brown joined the Compensation Committee and was appointed Chair of the Nominating and Corporate Governance Committee.

Mr. Rogers has served as the Company's President since August 2006 and as Senior Vice President—Sales from January 1998 to August 2006.  Mr. Rogers is responsible for all aspects of sales, new business development and category management.  In addition, Mr. Rogers maintains the relationships with the Company's key retailer customers. As President of the Company, Mr. Rogers is compensated under the arrangements as described in the Company's 2007 proxy statement filed with the Securities and Exchange Commission on April 30, 2007. There is no change in any of Mr. Rogers' compensation as a result of his being appointed as a director of the Company.  Mr. Rogers also entered into a director indemnification agreement in the form filed as Exhibit 10.31 to the Company's registration statement on Form S-1 (File No. 333-136913) and incorporated herein by reference.

   There is no arrangement or understanding between Mr. Rogers and any other persons pursuant to which he was selected as a director and Mr. Rogers is not a party to any transactions listed in Item 404(a) of Regulation S-K

A copy of the Company’s press release announcing these changes to the Company's board of directors is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
99.1	Press release issued January 2, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYSICIANS FORMULA HOLDINGS, INC.

Date: January 7, 2008	By:	/s/ Joseph J. Jaeger
Name: Joseph J. Jaeger
Title: Chief Financial Officer